Exhibit 99.1

   GSI Technology, Inc. Reports Second-Quarter Fiscal 2008 Results


    SANTA CLARA, Calif.--(BUSINESS WIRE)--Nov. 1, 2007--GSI Technology, Inc. (Nasdaq: GSIT) today announced financial results for its second fiscal quarter ended September 30, 2007. For the quarter, the company earned net income of $1.2 million, or $0.04 per diluted share, on revenue of $12.7 million, compared to net income of $2.4 million, or $0.10 per diluted share, on revenue of $15.0 million in the comparable period a year ago.

    For the six months ended September 30, 2007, the company earned $2.3 million, or $0.08 per diluted share, on revenue of $24.0 million, compared to net income of $4.5 million, or $0.20 per diluted share, on revenue of $29.0 million in the first six months of fiscal 2007. Diluted earnings per share for the first six months of fiscal 2008 includes the impact of the company's issuance of 6,131,111 new shares in its initial public offering that closed on April 3, 2007.

    "Second-quarter revenue was in line with expectations, but gross margins -- at 36.2% compared to 39.1% in the prior quarter and 39.5% a year ago -- were lower than in the preceding quarter due almost entirely to a shift in product mix that resulted in a lower overall gross margin for the quarter," said Lee-Lean Shu, president and chief executive officer. "We experienced no increase in costs."

    "The inventory adjustments among our distributors that we cited in the last two quarters did not materially affect revenues in the second quarter," said Shu. "Similarly, direct and indirect sales to Cisco Systems, our largest customer, rebounded during the quarter, to $3.7 million from $3.0 million in first quarter. Our own inventory, too, was down -- to $17.5 million at the end of the quarter, compared to $24.2 million at March 31, 2007 and $21.1 million at June 30, 2007."

    Operating margins of 10.9% compared to 9.7% in the prior quarter, noted Shu, reflect R&D and selling, general and administrative expenses that were slightly lower than in the first quarter.

    Total stock-based compensation costs for the second quarter were $374,000 compared to $387,000 in the first quarter of fiscal 2008 and $112,000 a year ago.

    At September 30, 2007, the company had $47.3 million in cash, cash equivalents and short-term investments, $66.3 million in working capital, and stockholders' equity of $71.9 million.

    Regarding the outlook for the quarter ending December 31, 2007, Mr. Shu said, "We currently expect third quarter net revenues to be in the range of $12.6 million to $13.4 million, with gross margins improving slightly from the second quarter. We expect net income to be in the range of $1.3 million to $1.6 million. Shares outstanding for a diluted earnings per share calculation will be approximately 29,000,000 shares. We also expect Cisco systems business to continue to improve this quarter as well as increased shipments in our Sigma Quad product line."

    About GSI Technology

    Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

    Conference Call

    GSI Technology plans to review its financial results for the second quarter of its fiscal year ending March 31, 2008 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PT (4:30 p.m. ET) today, November 1, 2007. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time. For those unable to attend, these Web sites will archive the call.

    Forward-Looking Statements

    The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology's business is contained in the company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.



                         GSI TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (Unaudited)

                           Three Months Ended       Six Months Ended
                      ---------------------------- -------------------
                      Sept. 30, June 30, Sept. 30, Sept. 30, Sept. 30,
                        2007      2007     2006      2007      2006
                      --------- -------- --------- --------- ---------

Net Revenue             $12,672  $11,305   $14,956   $23,977   $28,929
Cost of goods sold        8,084    6,886     9,047    14,970    17,442
                      --------- -------- --------- --------- ---------

Gross profit              4,588    4,419     5,909     9,007    11,487
                      --------- -------- --------- --------- ---------

Operating expenses:

 Research &
  development             1,087    1,132     1,157     2,219     2,444
 Selling, general and
  administrative          2,121    2,187     1,382     4,308     2,700
                      --------- -------- --------- --------- ---------
 Total operating
  expenses                3,208    3,319     2,539     6,527     5,144
                      --------- -------- --------- --------- ---------

Operating income          1,380    1,100     3,370     2,480     6,343

Interest and other
 income, net                473      465       202       938       387
                      --------- -------- --------- --------- ---------

Income before income
 taxes                    1,853    1,565     3,572     3,418     6,730
Provision for income
 taxes                      604      511     1,185     1,115     2,233
                      --------- -------- --------- --------- ---------
Net income               $1,249   $1,054    $2,387    $2,303    $4,497
                      ========= ======== ========= ========= =========


Earnings per share,
 basic                    $0.05    $0.04     $0.35     $0.08     $0.65
Earnings per share,
 diluted                  $0.04    $0.04     $0.10     $0.08     $0.20

Weighted-average
 shares used in
 computing per share
 amounts:

Basic                    27,616   27,133     6,250    27,376     6,216
Diluted                  28,673   28,790    22,954    28,785    22,841


Stock based compensation included in the Condensed Consolidated
 Statement of Operations:

                           Three Months Ended       Six Months Ended
                      ---------------------------- -------------------
                      Sept. 30, June 30, Sept. 30, Sept. 30, Sept. 30,
                        2007      2007     2006      2007      2006
                      --------- -------- --------- --------- ---------

Cost of goods sold          $70      $85       $19      $155       $41
Research &
 development                122      128        48       250        96
Selling, general and
 administrative             182      174        45       356        81
                      --------- -------- --------- --------- ---------
                           $374     $387      $112      $761      $218
                      ========= ======== ========= ========= =========




                         GSI TECHNOLOGY, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (Unaudited)

                                        Sept. 30, 2007  March 31, 2007
                                        --------------  --------------
Cash and cash equivalents                      $8,194           $4,275
Short-term investments                         39,093            4,000
Inventory                                      17,506           24,209
Other current assets                            9,610           11,686
Net property and equipment                      4,780            4,745
Other assets                                    1,066              995
                                        -------------   --------------
Total assets                                  $80,249          $49,910
                                        =============   ==============

Current liabilities                            $8,086          $11,171
Long-term liabilities                            $306
Redeemable convertible preferred stock              -            9,007
Stockholders' equity                           71,857           29,732
                                        -------------   --------------
Total liabilities and stockholders'
 equity                                       $80,249          $49,910
                                        =============   ==============


    CONTACT: GSI Technology, Inc.
             Douglas M. Schirle
             Chief Financial Officer
             408-980-8388
             or
             Silverman Heller Associates
             Philip Bourdillon/Gene Heller
             310-208-2550